Exhibit 10.68

EXTENSION TO DISTRIBUTION AGREEMENT

This Extension to Distribution Agreement (the “Extension Agreement”) is made and entered into effective as of this 2nd day of February, 2006, by and between the parties to that certain Food and Packaging Distribution Agreement dated November 14, 2002 (the “Distribution Agreement”) between Blue Line Distributing, a division of Little Caesar Enterprises, Inc. (“BLD”) and TCBY Systems, LLC (“TCBY”). BLD and TCBY are sometimes collectively referred to in this Extension Agreement as the “parties.”  Capitalized terms used but not otherwise defined herein shall have the same meaning given to them in the Distribution Agreement.

A.                                   On August 5, 2005, TCBY received a notice from BLD (the “Termination Notice”), exercising BLD’s option to terminate the Distribution Agreement, effective 180 days from the date of such notice (the “Termination Effective Date”).

B.                                     The parties thereafter entered into negotiations about the possibility of amending the Distribution Agreement and/or extending the Termination Effective Date, and the parties now wish to enter into this Extension Agreement to document their understanding.

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties agree as follows:

1.                                       Extension of Termination Effective Date; Rescission of Price Increase.  Subject to each of the covenants and conditions set forth herein, BLD will continue to perform under the Distribution Agreement, notwithstanding the Termination Notice, until the earlier to occur of (a) 30 days following the date when TCBY notifies BLD in writing that it has obtained a new distributor, and (b) 30 days following the date, if any, when BLD notifies TCBY in writing that BLD reasonably determines that TCBY is no longer making best efforts and progress to obtain a new distributor (the “Final Termination Date”). The period from the date of this Extension Agreement to the Final Termination Date is referred to herein as the “Extension Period”. During the Extension Period, the Distribution Agreement will remain in full force and effect as modified by this Extension Agreement. BLD hereby rescinds its notice of price increase dated September 23, 2005.

2.                                       TCBY Payments to BLD; Guarantees.

(a)                                  TCBY Account Balance.  Upon full execution of this Extension Agreement, TCBY shall pay to BLD the amount of $98,983, in full payment of BLD’s bad debt balance.

(b)                                 Monthly Payment – Price Increase.  BLD shall receive a monthly amount of $100,000 (the “Monthly Payment”), payable as set forth below. For purposes of this provision, the effective date of this Agreement shall be November 15, 2005 and the Monthly Payment shall be due for each monthly period thereafter during the Extension Period. In consideration of the Monthly Payment, BLD shall provide services under the Distribution Agreement during the entire Extension Period at the rates in effect as of the date of this Extension Agreement, and agrees not to impose any further price increase to BLD’s fees and costs collected pursuant to Section 3 of the Distribution Agreement during the Extension Period.

The Monthly Payment shall be paid as follows:  (a) upon execution of this Agreement, TCBY shall remit to BLD an amount equal to two Monthly Payments; and (b) on the 15th day of each month during the Extension Period commencing February 15, 2006, TCBY shall remit to BLD an amount equal to one Monthly Payment. For any partial period at the end of the Extension Period, TCBY shall pay to BLD a prorated amount of the Monthly Payment within 15 days of the Final Termination Date.

(c )                               Guarantee of Future Receivables. TCBY will guarantee payment of all amounts owed to BLD by TCBY’s franchisees during the Extension Period (the “Franchisee Receivables”). BLD will continue to use reasonable efforts to collect Franchisee Receivables from franchisees in the ordinary course of business, including ACH drafting and COD, where applicable. BLD will submit to TCBY a monthly aging report detailing any past-due Franchisee Receivables. TCBY will remit to BLD any Franchisee Receivables that remain unpaid on the Final Termination Date within 15 days thereof, and BLD will execute a mutually acceptable agreement assigning to TCBY all of its rights to the Franchisee Receivables upon BLD’s receipt of TCBY’s payment.

(d)                                 Change in Collection Method. TCBY acknowledges that some time during March or April, 2006, BLD will no longer have the systems in place to prepay for the royalty and advertising component upon purchase of product from TCBY’s designated manufacturer. If this systems change occurs during the Extension Period, the parties will implement billing and collections changes required by BLD. BLD will give TCBY as much notice as possible of (i) the date that the systems change will be implemented, and (ii) the nature of the billing and collection changes that will be necessary.

3.                                       Early Withdrawal From Distribution Centers; Pro-Rata Reduction in Monthly Payment.  TCBY may be able to identify distribution solutions that would allow transition and full withdrawal from certain BLD distribution centers during the Extension Period, prior to the Final Termination Date. Without limiting the foregoing, TCBY shall complete an early withdrawal from the Swedesborough distribution center by March 15, 2006. Upon the completion of each early full withdrawal, the Monthly Payment shall be decreased by an amount that corresponds with the pro-rata reduction in services formerly provided by the exited centers. By way of example, if Distribution Center A represents 3% of the total distribution network provided by BLD to TCBY under the Distribution Agreement (based on delivered case volume), and TCBY completes a full withdrawal from Distribution Center A before the end of the Extension Period, the Monthly Payment will be decreased by $3,000 as of the date that the parties accomplish the early withdrawal from Distribution Center A.

4.                                       Inventory Upon Expiration or Termination.  Section 9.3 of the Distribution Agreement is hereby amended to provide that upon delivery of the written notices set forth in Section 1 above, BLD shall provide to TCBY an accounting of BLD’s  TCBY Product inventory. On the Final Termination Date, TCBY or its designee shall purchase all BLD’s existing Product inventory other than defective, non-conforming or damaged Products and remove the purchased Products from the remaining BLD Distribution Centers. The final two sentences of Section 9 will remain in effect and are incorporated herein by reference.

5.                                       Transition.  TCBY will keep BLD apprised of TCBY’s efforts and progress toward identifying a new distributor. The parties will continue to cooperate to ensure a smooth transition from BLD to TCBY’s new distributor.

6.                                       Counterparts; Distribution Agreement.  This Extension Agreement may be signed in counterparts, all of which taken together shall constitute one and the same instrument. The provisions of Sections 13 through 21 of the Distribution Agreement are incorporated herein by this reference.

The parties have caused this Extension Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

BLD:		TCBY:
BLUE LINE DISTRIBUTING		TCBY SYSTEMS, LLC

By	/s/ Charles Sciandra	By	/s/ Michael Ward
Its President		Its E.V.P.